INVESTMENT ADVISORY AGREEMENT

dated September 19, 2017

between Two Roads Shared Trust and Regents Park Funds, LLC

EXHIBIT A

As amended: June 28, 2021

Fund	Investment Advisory Fee	Effective Date
Affinity World Leaders Equity ETF	0.47%	September 19, 2017
Anfield Capital Diversified Alternatives ETF	0.80%	September 19, 2017
Anfield Universal Fixed Income ETF	0.75%	June 13, 2018
Anfield U.S. Equity Sector Rotation ETF	0.80%	November 17, 2019
Anfield Tactical Fixed Income ETF	0.80%	November 17, 2019
Anfield Capital Management Extended Yield ETF	0.80%	March 4, 2020
APEX Global Healthcare ETF	0.75%	June 28, 2021

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By:

Name: Jim Colantino

Title: President

REGENTS PARK FUNDS, LLC

By:

Name: David Young

Title: Chief Executive Officer